NEWS RELEASE for September 15 at 4:05 PM EDT
Contact: Michael Mason (investors)          Eric Friedman, CFO
         Allen & Caron Inc                  Integrated BioPharma Inc
         212 691 8087                       888 319 6962
         michaelm@allencaron.com            e.friedman@chemintl.com

                       INTEGRATED BIOPHARMA POSTS RESULTS
                       FOR FISCAL YEAR ENDED JUNE 30, 2004

HILLSIDE, NJ (September 15, 2004) . . . Integrated BioPharma Inc (Amex:INB) today announced results for its fiscal year ended June 30, 2004. The Company's historical core business - manufacture and sale of nutraceutical products - remained profitable and cash-flow positive. Sales and gross profit increased by approximately $3.0 million and $760,000, respectively, from the prior year.

     During fiscal 2004, the Company continued to implement its previously announced strategic plan to diversify its business through acquisition of related lines of business. Funding for the implementation of the strategic plan was obtained through $12.5 million private placements of convertible preferred and common shares of the Company.

     In July 2003 the Company acquired the Paxis business, which was still in its development stage, completed the development of Paxis proprietary paclitaxel manufacturing process and its Boulder, Colorado manufacturing facility, and, shortly after the end of the fiscal year, commenced production of paclitaxel as its first Active Pharmaceutical Ingredient (API) product. Since there were no revenues from Paxis sales during the subject fiscal year, all of the development and start-up costs, amounting to approximately $6.9 million, were treated as expenses and therefore appear as losses for that period.

     As indicated in the accompanying table, financial results for the fiscal period, after writing off $6.9 million in Paxis start-up costs, were a net loss of $5.3 million before a cash dividend of $0.1 million to preferred stockholders and a (non-cash) deemed preferred stock dividend of $1.0 million, for a total consolidated loss applicable to common stockholders of $6.4 million or $0.58 loss per share. For the previous year, net income was $0.9 million or $0.09 per fully diluted share.

     CEO E. Gerald Kay commented, "Our base nutraceutical business is stable, and our brands and quality are well recognized and profitable."

     Kay continued, "Our strategic initiatives with Paxis and NuCycle are focusing on botanically derived products, an area where we have considerable experience, and where our portfolio of intellectual property is growing impressively. Based on make-or-buy analyses, we are still acquisition-minded as we both expand and deepen our capabilities in biopharma.

     "We commenced shipment of paclitaxel subsequent to the end of fiscal 2004, and believe that sales of paclitaxel will begin to ramp up during fiscal 2005, as we continue value engineering and development of other active pharmaceutical ingredients from the same botanical biomass," Kay said. "We are confident in the potential of Paxis, and believe that the difficult development period at Paxis is now behind us."

     CFO Eric Friedman said that the Company's financial position is strong, with cash and equivalents of $9.5 million and a current ratio of 2.75:1.

     Financial Results for the Fiscal Years Ended June 30, 2004, and June 30, 2003:

                                                     For the Years Ended
                                                      2004            2003

Total Revenue                                     $ 25,282,790   $ 22,235,306
Cost of Sales                                       19,390,657     17,106,125
                                                  ------------   ------------
Gross Profit                                         5,892,133      5,129,181
                                                  ------------   ------------
Selling and Administrative Expenses                  4,550,734      3,832,885
Paxis Pharmaceuticals, Inc. Expenses (1)             6,950,744             --
                                                  ------------   ------------
Total Expenses                                      11,501,478      3,832,885
                                                  ------------   ------------
Operating (Loss) Income                            (5,609,345)      1,296,296
Other Income                                          356,886         363,391
                                                  ------------   ------------
(Loss) Income Before Income Taxes                  (5,252,459)      1,659,687
Provision for Income Taxes                             87,688         765,570
                                                  ------------   ------------
Net (Loss) Income                                  (5,340,147)        894,117
Non-cash deemed dividend on Preferred Stock (2)      (960,000)             --
Preferred Stock Dividends                            (101,692)             --
                                                  ------------   ------------
Net (Loss) Income applicable to
common shareholders                               $(6,401,839)   $    894,117
                                                  ============   ============
Diluted EPS                                       $     (0.58)   $       0.09
                                                  ============   ============
Average Common Shares
Outstanding-fully diluted                           11,107,520     10,420,964
                                                  ============   ============

(1) Included in the Paxis expenses are $753,000 of corporate allocations.
(2) Non-cash deemed dividend for preferred shareholders associated with the amortization of beneficial conversion feature and accretion of redemption value of Series B redeemable convertible preferred stock.

About Integrated BioPharma Inc (INB)

     INB serves the pharmaceutical, biotech and nutraceutical industries. Through several wholly owned subsidiaries, INB develops, manufactures and distributes more than 130 products worldwide. Its subsidiary, Paxis Pharmaceuticals, Inc., develops and operates a state-of-the-art GMP facility for the production and sale of paclitaxel and related drugs. Through its biotech subsidiary, NuCycle Therapy, Inc., INB is developing human therapeutics and preventive cancer compounds in transgenic plants. Further information is available at www.iBioPharma.com.

     Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential risk factors that could affect the company's financial results can be found in the company's reports filed with the Securities and Exchange Commission.